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EXHIBIT 21

LIST OF SUBSIDIARIES OF THE REGISTRANT

Company	State of Incorporation Or Registration
Walker & Dunlop Multifamily, Inc.	Delaware
Walker & Dunlop, GP, LLC	Delaware
GPF Acquisition, LLC	Delaware
Green Park Financial Limited Partnership	District of Columbia
Walker & Dunlop II, LLC	Delaware
W&D, Inc.	Delaware
Walker & Dunlop, LLC	Delaware
W&D Balanced Real Estate Fund I GP, LLC	Delaware
Green Park Financial Express, LLC	Delaware
Walker & Dunlop Investment Advisory Services, LLC	Delaware
W&D Real Estate Opportunity Fund I Manager, LLC	Delaware

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  EXHIBIT 21
LIST OF SUBSIDIARIES OF THE REGISTRANT